                                                                    Exhibit 23.5

                    [BEVERAGE CAN MAKERS EUROPE LETTERHEAD]

                           BEVERAGE CAN MAKERS EUROPE

Nacanco Services (Europe) Limited
Mr. M.D. Herdman
100 Capability Green
Luton
Beds. LU1 3LG
UK
Fax (44) 1582-725977

                                                           Brussels, June 2 1999

Dear Mr. Herdman

BCME incorporates the four major can makers in Europe. The market statistics will include some small percentage estimate for those can makers who do not submit these statistics to the independent auditor.

Notwithstanding this, BCME are in agreement to their name being used in the flotation document.

Sincerely yours

/s/ Bob Schmitz
Bob Schmitz
Permanent Delegate